Exhibit 99.1

NORTHWAY FINANCIAL, INC.     9 Main Street
                         Berlin, New Hampshire 03570

Contact:	Richard P. Orsillo
Senior Vice President
and Chief Financial Officer
	603-752-1171	FOR IMMEDIATE RELEASE

NORTHWAY FINANCIAL, INC. ANNOUNCES SECOND QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

Berlin, NH, July 26, 2006…Northway Financial, Inc. (the “Company”) (NASDAQ: NWFI) reported net income for the quarter ended June 30, 2006 of $756,000, or $0.51 per share-basic, compared to $904,000, or $0.60 per share-basic, for the same quarter in 2005, a decrease of $148,000, or 16.4%. Net income for the six months ended June 30, 2006 was $1,836,000, or $1.23 per share-basic, compared to $1,727,000, or $1.15 per share-basic, for the six months ended June 30, 2005, an increase of $109,000, or 6.3%.

Commenting on the second quarter, William J. Woodward, President and Chief Executive Officer of the Company, stated:

“In June we completed our third quarter as Northway Bank, and reaction from customers to this consolidation and name change leads us to believe that our new name and organization have been well received.”

Mr. Woodward further commented: “In the second quarter, we took specific steps toward further improving our service to customers. On April 7, 2006, we completed the acquisition of two branches from Washington Mutual Bank, thereby expanding banking opportunities for our customers and solidifying our position in the Lakes Region. Additionally, to create a uniform Northway Bank “look”, we are renovating and upgrading several of our branches.”

On July 25, 2006, the Board of Directors declared a dividend of $0.20 cents per share, payable on August 14, 2006 to shareholders of record on August 4, 2006.

Net interest and dividend income for the second quarter of 2006 was $5,644,000 compared to $5,674,000 for the second quarter of 2005, a decrease of $30,000. The provision for loan losses for the second quarter of 2006 was $120,000 compared to no provision for the second quarter of 2005. Net securities gains for the quarter decreased $59,000 to $39,000 compared to $98,000 for the same period last year. Other noninterest income for the quarter increased $88,000 to $1,285,000 compared to $1,197,000 for the same period last year. Other operating expense was $5,921,000 for the quarter compared to $5,752,000 for the same period last year, an increase of $169,000.

Net interest and dividend income for the six months ended June 30, 2006 decreased $325,000 to $11,286,000 compared to $11,611,000 for the same period last year. The provision for loan losses for the first six months of 2006 increased $150,000 to $225,000 compared to $75,000 for the first six months of 2005. Securities gains for the first six months of 2006 increased $80,000 to $249,000 compared to $169,000 for the same period last year. Other noninterest income year-to-date increased $534,000 to $2,647,000 compared to $2,113,000 for the same period last year. Other operating expense increased $256,000 to $11,620,000 for the first six months of 2006 compared to $11,364,000 for the same period last year.

At June 30, 2006, the Company had total assets of $640,262,000 compared to $629,225,000 at June 30, 2005, an increase of $11,037,000. Loans, including loans held-for-sale, at June 30, 2006 increased $2,810,000 to $462,743,000 compared to $459,933,000 at June 30, 2005. Investments increased $15,117,000 to $122,582,000 compared to $107,465,000 at June 30, 2005. Total deposits were $473,744,000 at June 30, 2006 compared to $462,037,000 at June 30, 2005, an increase of $11,707,000. Total borrowings decreased $5,818,000 to $106,989,000 at June 30, 2006 compared to $112,807,000 at June 30, 2005. Total equity decreased $20,000 to $50,335,000 at June 30, 2006 compared to $50,355,000 at June 30, 2005.

Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a bank holding company. Through its subsidiary bank, Northway Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full-service banking offices.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words “expect,” “believe,” “estimate,” “will” and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiary. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company’s actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Northway Financial, Inc.
Selected Consolidated Financial Data
(Unaudited)
(In thousands, except for ratios and per share amounts)

Period end balance sheet data:	June 30,
	2006	2005

Total assets	$640,262	$629,225
Loans, net (1)	462,743	459,933
Investments (2)	122,582	107,465
Deposits	473,744	462,037
Borrowings	106,989	112,807
Stockholders’ equity	50,335	50,355

Book value per share	$33.71	$33.45
Tangible book value per share (3)	24.67	24.89
Leverage ratio	9.01%	9.04%
Shares outstanding	1,493,174	1,505,574

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

Operating results:	2006	2005	2006	2005
Net interest and dividend income	$5,644	$5,674	$11,286	$11,611
Securities gains, net	39	98	249	169
Other noninterest income	1,285	1,197	2,647	2,133
Loan loss provision	120	-	225	75
Other operating expense	5,921	5,752	11,620	11,364
Income before tax	927	1,217	2,337	2,454
Income tax expense	171	313	501	727
Net income	$756	$904	$1,836	$1,727

Earnings per share	$0.51	$0.60	$1.23	$1.15
Return on average assets	0.48%	0.59%	0.59%	0.56%
Return on average equity	5.96%	7.24%	7.27%	6.95%

1Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
2Includes Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
3Includes a deduction of $13,309 and $12,651 for goodwill, core deposit intangible and mortgage servicing assets for 2006 and 2005, respectively